Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-266362, No. 333-239656 and No. 333-254011) of Lemonade, Inc., of our report dated February 28, 2022, relating to the consolidated financial statements of Metromile, Inc. (the “Company”), appearing in this Current Report on Form 8-K/A of Lemonade, Inc.

/s/ Moss Adams LLP

San Francisco, California
October 7, 2022

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Metromile, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Metromile, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Reserves for Loss and Loss Adjustment Expenses

As described in Notes 1 and 9 to the consolidated financial statements, the amount of the Company’s liability for loss and loss adjustment expenses (“LAE”) reserves was $73.4 million at December 31, 2021. The Company establishes reserves for claims on reported and unreported claims of insured losses. As disclosed by management, unpaid losses and LAE reserves are estimated using individual case-basis valuation and statistical analysis based on (i) claims reported, (ii) claims incurred but not reported, and (iii) estimates of the ultimate claim costs. The anticipated effect of inflation is considered when estimating liabilities for losses and LAE. Estimating the ultimate cost of claims and claims expenses is an inherently complex process that involves a high degree of management judgment.

The principal considerations for our determination that performing procedures related to the liability for unpaid losses and LAE reserves is a critical audit matter include: (1) the subjectivity of estimating claims incurred but not reported and the projection of future claim payments and (2) auditing management’s judgments regarding the historical claims paid data serving as an indicator of future payments, potential trends in loss severity and frequency, along with inflation involved a high degree of auditor judgment and subjectivity.

The primary procedures we performed to address this critical audit matter included:

•We evaluated the methods and assumptions used by the Company to estimate the unpaid losses and LAE reserves by:
•Obtaining a copy of the actuary report for December 31, 2021, to evaluate the significant assumptions used in developing the estimate and evaluating whether the Company’s estimate is within the range of potential estimates identified by the actuary.
•Testing the completeness and accuracy of underlying data provided by the Company that served as the basis for the actuarial analysis, including historical claims paid.
•Developing an independent estimate for unpaid losses and LAE reserves, utilizing historic payment and loss data as well as subsequent payment information and comparing this independent estimate to management’s estimate.
•Comparing the Company’s prior year estimate of unpaid losses and LAE reserves to actual payments made during 2021, including consideration of potential bias, to assess the reasonableness of the assumptions used by management in their estimate.

Premium Revenue

The Company’s insurance revenue consists in part, of premiums based on mileage driven by policy holders. This mileage is sourced from telematics devices and several information technology systems and databases. The Company’s information technology (IT) environment is complex and includes multiple IT systems that are used to process revenue-related data and the Company relies on the output from these systems to process and record insurance revenue. Given that the Company’s systems to process and record revenue are highly automated, there are potential risks from the capture, processing and transfer of data accurately and completely from the telematics devices and the IT systems. Additionally, due to the material weakness identified by management as described in the “Basis for Opinions” section there was a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence associated with auditing revenue.

The primary procedures we performed to address this critical audit matter included:

•Developing independent expectations for base and mileage premium revenues by state for the year ended December 31, 2021 by utilizing information including policies in force by state and industry information on changes in miles driven from prior years and comparing to revenue recognized.

•Performing tests of details of revenue using original source documents for audit evidence, including testing cash receipts from customers.

Internally Developed Software – Website and Software Development Costs

As described in Note 1, the Company invests in research and development for purposes of developing new functionality for their website, apps and gathering and analyzing data received from the driving habits of policy holders. Software development costs for internal use software are capitalized during the application development phase for projects that are probable of being completed. Costs incurred during the preliminary project phase and post-implementation/operating phase are expensed. Upgrades and/or enhancements of existing software are capitalized to the extent such upgrades and/or enhancements result in additional functionality. Payroll costs capitalized during the application development phase are based on management estimates of the amount of time spent on each individual project.

We identified the capitalization of development costs as a critical audit matter as management’s determination of which projects and activities qualify for capitalization requires significant judgment, as only those costs incurred in certain stages of development can be capitalized in accordance with the applicable accounting standards. Additionally, measuring the appropriate amounts of payroll costs to capitalize requires significant judgment and estimation by management resulting in a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to management judgment related to the amount of time incurred by developers on projects in the application development phase.

The primary procedures we performed to address this critical audit matter included:

•Testing a sample of third-party costs capitalized, evaluating whether the related costs were eligible for capitalization, including agreeing information to supporting invoices from third-party providers, including cash paid to the provider.

•Testing a sample of individuals for whom payroll costs were capitalized to evaluate whether the time and related costs were eligible for capitalization. For each selection:
•Performed inquiries directly with the individual or their direct supervisor as to the nature of the projects they worked on and the percentage of time spent working on projects in the application development phase by quarter and compared to the percentage capitalized.
•Traced salary rates to offer letters or approved pay rate changes, as applicable.
•Recalculated total amount to be capitalized and compared to actual.

•Developing an independent estimate of total capitalized fringe benefits for the year ended December 31, 2021 and compared to the amount capitalized.

/s/ Moss Adams LLP

San Francisco, California
February 28, 2022

We served as the Company’s auditor from 2016 to 2022.